Exhibit 99.1
Trecora Resources agrees to acquire SSI Chusei, Inc.

SUGAR LAND, Texas, and Miami, FL. September 22, 2014 -- Trecora Resources (NYSE:TREC), a Texas based specialty chemical manufacturer, and Schumann/Steier Holdings, LLC, a Florida based specialty chemical manufacturer and marketer, announced today that they have entered into a definitive agreement for Trecora to acquire 100% of Schumann/Steier’s Texas subsidiary, SSI Chusei, Inc. (“SSI Chusei”).

SSI Chusei is a leading manufacturer of specialty polyethylene waxes and also provides custom processing services from its 21 acre plant located in Pasadena, Texas.  Based upon SSI Chusei’s 2013 audited financial results, revenues were $23 million and EBITDA $6.6 million.  Peter Loggenberg, the current President of SSI Chusei has also agreed to join Trecora Resources as part of this acquisition and will retain his role as President of this subsidiary.  It is anticipated that SSI Chusei will be rebranded including a name change in the coming months.

The purchase price for 100% of SSI Chusei is $73 million subject to certain working capital adjustments that will be determined immediately prior to closing.  In no case would the total consideration paid exceed $75.89 million.  The acquisition is subject to certain customary closing conditions, including financing.  Both parties expect to close on October 1st, 2014

As part of this Transaction and to facilitate continued growth in the Company’s South Hampton Resources subsidiary, Trecora has also entered into a new senior secured credit facility with a group of banks, led by Bank of America.  The credit facility will provide a total of $135 million with $70 million available at closing to finance the acquisition, with the balance available for working capital and general corporate purposes, including the previously announced expansion of South Hampton Resources' Silsbee, TX operating plant.  The credit facility will carry annual interests from 2.00% to 2.50% over LIBOR and is anticipated to close on October 1st 2014.  The Company will pledge substantially all of its assets to secure the credit facility.

Commenting on this Transaction, Nick Carter, CEO of Trecora said, “We view this acquisition and financing as a transformative event for Trecora.  We have dramatically increased our footprint in both the specialty chemical space, and the custom processing business, through the addition of a second chemical plant in Texas.  We believe there are significant growth opportunities in the current business of SSI Chusei and we look forward to working with Peter and his team to take advantage of the continued expansion in the US chemical business.  We welcome Peter and his team to Trecora and look forward to developing these opportunities for the benefit of all of our shareholders.”  Commenting on the financing, Mr. Carter added, “Bank of America has been a great partner to the Company for many years.  We are grateful that they continue to have confidence in our Company and team; their willingness to provide this increased credit facility, allows us  to not only finance the acquisition of SSI Chusei, but also to provide us with ample liquidity to continue our expansion at our Silsbee plant, and remain opportunistic for other scenarios to grow our business.  Finally, I would like to thank our employees, SSI Chusei, Bank of America and our professional advisors for their diligent work in helping us with this Transaction.”

Arthur Steier, the owner of SSI Chusei stated; “We are very pleased to enter into this agreement with Trecora.  We believe that we have built SSI Chusei into a very solid specialty chemical manufacturer, and further believe that Trecora will be very successful in taking it to the next level.  We appreciate the professional manner in which this transaction has been handled by Trecora and are happy to see the company transition into the hands of a quality operator.  We appreciate the work our employees have done over the last five years in creating value and believe they will see the benefits of being a part of the larger organization.”

ROTH Capital Partners, served as financial advisor to Trecora Resources on this transaction.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2013, and the Company's subsequent Quarterly Reports on Form 10-Q.  All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.

About Trecora Resources (TREC)

TREC owns and operates a petrochemical facility located in southeast Texas that manufactures high-purity light hydrocarbons and provides custom processing services.  The Company is also the original developer and a 35% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

About Schumann/Steier, Inc.

Schumann/Steier, Inc. was founded in 1990 and is a leading global marketer of lubricants and waxes.  Additionally, the company will be continuing in the role of developing lubricant and petrochemical assets within and outside of the United States.

Company Contact:

Nick Carter, President and Chief Executive Officer  (409) 385-8300 ncarter@trecora.com

Investor Relations Contact:

Jeffery Fowlds Genesis Select  (303) 415-0200 jfowlds@genesisselect.com